Banque CIN

LOAN CONTRACT

The loan is governed by the specific terms and conditions of the present act and by the “GENERAL CREDIT TERMS” previously agreed to by the borrower and, if applicable, the guarantors. These “GENERAL CREDIT TERMS” are herewith after referred to under the term “GENERAL TERMS».
It is expressly agreed that in the event of contradiction between the general terms and the specific terms, the latter shall prevail.
The client beneficiary of the loan declares himself to be a well-informed professional, and is aware of the technical and financial conditions of the financial accommodation in question.

Specific terms and conditions

1. THE LENDER

CREDIT INDUSTRIEL DE NORMANDIE, joint stock bank with a capital of 100,000,000 euros, registered in the Register of Commerce in Rouen under the number B 570 504 613, and whose head office is in Rouen, 15, place de la Pucelle. Represented by one of the authorised agents.

Herwith after referred to as “the bank”

2. THE BORROWER

CUISINE SOLUTIONS whose head office is: ECOPARC; ALLEE DES TILLEULS, 27400 HEUDEBOUVILLE
Activity: 153E processing and preserving of vegetables.

SIMPLIFID JOINT STOCK COMPANY I partner, with a capital of 2,126,000 euros, registered in the Register of Commerce and Companies under the number 348 006 677 00036 represented by Mr Jerome LEBEC, acting as General Director.

Herewith after referred to as “the borrower”

3. PURPOSE OF THE FUNDING

Equipment : purchase of various equipment including cooking and baking equipment.
Total cost of the operation in euros: 600,000.00

4. PROFESSIONAL LOAN
4.1 AMOUNT OF LOAN: 600,000.00 EUROS (SIX HUNDRED THOUSAND EUROS)

The financial accommodation shall be drawn up in a loan account opened in the bank books under the n° 10688 16068 00027110405.

4.2 FINANCIAL TERMS

The loan is concluded under the following terms:

4.2.1. Interest rates

Until complete repayment of the loan, the borrower shall pay the bank interest calculated according to the CODEVI index rate increased by 1.000 point(s).
For the borrower’s information, it is specified that the CODEVI index rate (CODEVI account) comes out at 2.250% at the date of 09/04/2006, the interest rate of the loan therefore comes out at 3.250% a year.
This rate is stated as being variable, either higher or lower, depending on the evolution of the returns on the “Accounts for Industrial Development” (CODEVI).
The borrower shall be notified of any variation in the rate of the loan.

The interest stated above is calculated on an annual basis of 360 days.

4.2.2.	Franchise

During the franchise period, only the interest and possible insurance contributions shall be due for payment.
The interest will be deducted monthly at the rate of 3.250 % a year and if applicable the insurance contribution according to the conditions laid out below. This rate is stated as being variable, either higher or lower, depending on the evolution of the LIVRET CODEVI (CODEVI account) index.

The franchise period will end at the latest on 25/10/2006

4.2.3.	Terms of repayment

The loan will be paid off in successive instalments debited from an account opened in the name of the borrower in the bank books.
The instalments include both the capital payments and the interest, but do not include the insurance premium(s) which are in addition. The number, amount and date of each instalment and the breakdown of the payment into capital, interest and the amount of the insurance premiums are set out in the loan amortisation table given to the borrower.
The loan will be paid off in 84 monthly instalments whose amount will vary according to the index variation.

4.3 DECLARATION OF DISCHARGE OF RESPONSIBILITY

The borrower’s legal representative and/or if need be, the guarantor, declare that he fully and permanently abandons the life insurance policy proposed by the BANK to guarantee the loan. He requests that the bank should retain the proceeds of the loan to the borrower’s profit in spite of the absence of this insurance. He discharges the bank of all responsibility which could result from this non-insurance, on his own behalf and on behalf of his heirs and beneficiaries.

4.4 OVERALL INTEREST RATE

To fulfil the legal requirements (article L 313-1 and L 313-2 of the Consumer Code) it is mentioned in the present agreement that the overall interest rate of the present loan is established as follows, taking into account the index value of the LIVRET CODEVI on the date of 09/04/2006 :
Interest rate: 3.250%
Total bank charges: 700.00 euros
Of which the processing fee: 700.00 euros
Giving an overall interest rate of 3.280 % a year and an overall interest rate per period of 0.273%

5. DEFINITION OF THE INTEREST RATES

The following definitions apply to the interest rates linked to the above loans. These rates are final under the terms and conditions which follow.

5.1 DEFINITION OF THE CODEVI INDEX

The CODEVI index is the return rate on the “Accounts for Industrial Development” (CODEVI).
The index value taken into account to determine the interest rate applicable to the payment is the value applicable on the first day of the current calendar month.
Monthly, on the first day of the calendar month, the newly calculated index variation, (calculated in relation to the initial index value indicated above) will in due course entail either an increase or decrease in the rate and terms of the loan.
However, for loans whose payment date falls on the 5th of the calendar month:

-the repercussions on the rate occur on the 6th of the same month:

-the before mentioned repercussions will take effect on the following payment.

As needs be and in accordance with the general principals of Monetary Law, the borrower is reminded that in the event of modification affecting the composition of the definition of the index referred to above, and in the same way, in the event of the disappearance of this index and the substitution of an index of the same nature or equivalent, as well as any modification of the mode of publication, the index resulting from these modifications or this substitution will fully apply.
In the event that no index results from this modification or disappearance, the parties agree to consult each other without delay to determine the substitute rate or index within one month beginning from the notification made to the other party by the swifter party. If no agreement can be reached within this time the contract will be terminated with full legal rights with no other formality or notice and the reimbursement of the outstanding sums will be made within two weeks (15 days) following the termination.

GENERAL TERMS

In the terms of the present agreement «the bank” signifies the CREDIT INDUSTIEL DE NORMANDIE and “the client” or “the borrower” signifies the subscriber to the present agreement.

The present general terms apply to all loans which the borrower holds or may hold from the bank even in the absence of a contract or written agreement.

1 – CONDITIONS PRECEDENT
The bank will not free the funds until after proof of establishment of the guarantees at the agreed level and production of all the documents required by the present agreement and after delivery of the following documents judged to be in order by the bank:

A certified, up-to-date copy of the statutes, the minutes of the meeting ruling on the latest accounts, the auditor’s general and special reports on these accounts,
The borrower’s ‘Kbis’ extract dating from less than three months,
A certified, up-to-date copy of all the documents proving the borrower’s power of representation and entitlement to sign the present agreement and all acts and documents which are a part of it.
Accounts from the borrower’s previous three financial years certified as exact. (Balance sheets, income statements and notes to the accounts)
In addition the funds will not be placed at the borrower’s disposal unless the borrower’s statements appearing in the present agreement are exact, that no event constituting a case for demanding immediate advance payment should arise and no fact or information which modifies a substantial element of the risk analysis carried out by the bank should come to the bank’s notice.

2. BORROWER’S STATEMENTS AND COMMITMENTS
The borrower declares and guarantees the bank that:
-He is a company coming under French Law, formed according to the law, in possession of full legal rights to exercise the activities corresponding to the object of his company.
-He has full rights to sign the present agreement which forms a legal commitment on the part of the borrower and binds him in accordance with its terms, that the signature of the agreement and the execution of the obligations which result from it have been duly and legally authorised in accordance with the law and regulations in force, and with the borrower’s statutes.
-Neither the signature of the present agreement, nor the execution of the obligations which ensue are contrary to or violate any legislation or prescribed rule which apply to the borrower, a provision of a contract or commitment to which the borrower is party or a final legal decision binding the borrower;
-No legal proceedings, lawsuits, actions or administrative procedures are underway, or in his knowledge are about to be brought against him to prevent or forbid the signature or execution of the agreement or which would have an important adverse effect on the borrower’s ability to honour the commitments made in the agreement in the event of an unfavourable outcome.

Each of the declarations and guarantees mentioned below will remain in vigour and will continue to have effect after the signature of the agreement and until complete payment or reimbursement of the outstanding sums resulting from it.
The borrower is bound by the present agreement for the whole duration of the agreement and until all the sums owing according to the agreement shall be paid or reimbursed and until all other duties mentioned below resulting from the commitment on the borrower’s part have been carried out :
-The borrower shall meet all the expenses, fees, taxes and duties relating to the loan contract and its consequences and all expenses incurred by the creation and possible renewal or withdrawal of the guarantees and finally the expenses relating to the legal obligation to keep the guarantors informed annually of the situation.
-The borrower mandates the bank to debit all sums corresponding to the capital, interest, insurance premiums and contributions, processing fees and other incidental charges agreed according to the terms of the contract, from the current account opened in the borrower’s name at the bank.
-The borrower will ensure that his account is adequately credited to cover the payment of each instalment on the due date.
-By express agreement between the borrower and the lender, all sums of money credited in the current accounts open in the borrower’s name will be earmarked in priority and preferentially to the payment of the debt resulting from the present agreement notwithstanding any special clauses of allocation of the said sums of money.
-The proof of availment of the loan, that of the reimbursements and all other payment relative to it will result in a bank entry.
-the borrower will meet the cost of all taxes or new levies which may be affected to the financial accommodation before it is completely repaid, in addition to the agreed instalments, unless they have been laid exclusively at the bank’s expense by the law.
-The borrower will provide the bank with his annual accounts, and those of his subsidiaries (balance sheets, income statements, exhibits) certified by the auditor (plus all additional information relative to them), the consolidated accounts for the group, general and special reports from the auditor, decisions submitted to the ordinary and /or general meeting, the minutes of the annual general meeting and that of his subsidiaries within one hundred and eighty (180) days of each financial closure.
-The borrower notifies the bank promptly of any event which may occur which constitutes a case of immediate advance payment and of any event which may significantly alter his financial situation, or his ability to honour his commitments according to the present agreement.
-The borrower promises not to create securities or guarantees securing one of his present or future payment commitments either as a borrower or a guarantor on his present or future possessions without providing the lender with a security possessing an equivalent or greater comfort for the lender. This commitment does not concern securities which have already been given at the date of the present contract and the securities on tools or on equipment or securities on vehicles in the future and whose object is specifically to secure the loan taken out to purchase the goods.

3. AMALGAMATION OF ACCOUNTS

It is formally agreed that all accounts opened at the bank, even under different headings or descriptions irremediably form a single, indivisible, global account.
Consequently, it is expressly stated that the overall balance, after clearing of credit and debit movements in all the accounts, represents the balance of the single current account at all times and in particular at the end of business relations.
It is also stipulated that the guarantees created will also serve as security for all other commitments (whatever the sum and nature of them may be) which the borrower may have vis-à-vis the bank at the time the accounts are amalgamated.

4. UNEXPECTED OCCURANCE OF NEW CIRCUMSTANCES
If, following the introduction, creation, modification, interpretation from an authority with prescriptive powers, or implementation of legislation or prescribed rules or any text of obligatory nature, the bank is subject to any fiscal measure (with the exception of any increase in corporate tax) or monetary regulations (such as, for example, the obligatory creation of reserves or deposits, the quantitative regulations of credit, introduction of new prudential factors or ratios applicable to banks) which would lead to a reduction in the net returns of the bank, the following conditions shall apply :
-The bank will inform the borrower by notification which will contain the estimated amount of the increased cost or reduction in net returns resulting from the new circumstances and the corresponding indemnification, and will be accompanied by documentary proof.
-The borrower and the bank will consult promptly in order to reach a solution which will meet the unexpected difficulties in the same spirit of cooperation which prevails at the closing of the present contract.
-If no solution can be found within 1 month of reception of the above-mentioned notification by the borrower, the borrower must:

-either ask the bank to maintain the credit or loan contract and the borrower promises to meet the entire additional cost which the bank may face, retroactively from the date at which the bank was affected by the new circumstances,

-or terminate the credit or loan contract and immediately reimburse the entire amounts due in capital, interest and commission, plus, if the case arises, all expenses and charges undergone by the bank resulting from this reimbursement, including the additional costs caused by the new circumstances.

Errors excepted, the notification referred to above indicating these costs, expenses and charges will bind the parties permanently.

5. EARLY REPAYMENT
The borrower will have the right to partially or totally repay the loan in advance. In the event of early repayment of all or part of the capital remaining due, the borrower will pay the bank a prepayment penalty equal to 5% of the capital repaid in advance.
In the event of partial early repayment, a new amortisation table will be established. Partial early repayment will entail either a reduction of the duration of the loan, or a reduction in the amount of each instalment.

6. LATE REPAYMENT
If the borrower does not honour any one of the repayment instalments or any of the instalments of interest, fees and incidental charges, the interest rate will be increased by three points as from the due date of the outstanding instalment and until the scheduled payments are again honoured on time.
Moreover he will be liable to a penalty agreed upon of 5% (five percent) of the outstanding instalments.
The same will apply to all advance or payment made by the bank on behalf of the borrower, in particular for contributions and premiums paid to insurance companies and all collection charges.
Interest remaining unpaid on the due date, whilst remaining due will accumulate and generate interest at the increased rate indicated above, starting from the payment date for a whole year without prejudicing the banks right to demand early repayment of the outstanding sums as stipulated above.

7. IMMEDIATE PAYBILITY
The bank will have the right, with no prior formality or notification, to render the outstanding amounts resulting from the present agreement immediately payable, notwithstanding the payments and deadlines fixed, in any of the following cases:
-Use of the loan for a purpose which does not conform to the object for which it was approved, or transfer, sale, contribution, or disappearance of the object financed.
-Inaccuracy of the statement made by the borrower or the guarantor(s) in either the loan contract or in the loan application, or failure to respect any of the clauses and conditions of the present agreement.
-Exclusion by the Banque de France of the borrower’s signature or of any other agreement.
-Failure to pay his contributions, taxes and social charges or any other sum owing for a loan, security or any other commitment.
-More than thirty (30) days overdue in the payment of an instalment of either capital, interest or incidental charges.
-Unforeseen default in payment, issue of a protest for non-payment, starting of any kind of legal proceedings against the borrower or guarantor(s), such as sequestration or seizure of goods.
-The request for the nomination of a conciliator, conclusion of an out-of-court agreement with creditors which the bank is not a party to, complete transfer of the business or admission on the part of the borrower of his inability to honour his debts.
-Dissolution, out-of-court liquidation, total cessation of activity, transfer of assets, partial transfer of assets, amalgamation, takeover, scission of the borrower, nomination of a receiver, or judgement of compulsory liquidation.
-Any change of legal, economic, financial or other nature in the structure or activities of the borrower or the guarantor(s) liable to affect his ability to honour his commitments resulting from the present agreement.
-The borrower’s equity capital or that of the guarantor(s) less than half the share capital without the equity capital having been reformed within 9 months following the closing of accounts which brought this situation to light, or without the measures of articles L 223-42 or L 225-248 or the Code of Commerce being complied with.
-Alteration of the borrower’s control in the sense of article L 233-3 of the Code of Commerce, as it stands at the date of the present agreement, or, if the borrower or a guarantor is a partnership, the withdrawal of one of the partners.
-Death of the policyholder or the guarantor, loss or non-establishment of a security or any guarantee covering the commitments of the borrower, loss of value of more than 20% of a security or guarantee, cancellation or termination of the death and total invalidity insurance provided for in the specific terms and conditions, lack or inadequacy of the goods given as security.
-Voluntary alienation, expropriation, seizure of the building where the borrower’s business operates, termination of, or a refusal to renew, the lease on this building.
-Bad maintenance of tangible assets on the part of the borrower which puts it in danger of devaluation, default, or insufficient payment or non-payment of the insurance premiums against fire, flooding, theft or other causes, with or without the borrower being able to invoke an act of God, non –accomplishment of the necessary formalities for the preservation of brand protection.
-Registration of securities or preferential right on the business, brand or the equipment, sale or transfer of all or part of the business or management under lease without the bank’s consent, seizure of the business or any of its tangible or intangible assets.
-Early payability of another loan given either by the bank or by another credit organisation pronounced against the borrower or one of his subsidiaries.

In all the above cases, the bank will have the right to refuse all paying out and to exercise a right of retention on the whole of the amounts or values placed in the bank by any of the borrowers and to compensate the balance of its financial accommodation with all the accounts which the borrower or borrowers have at the bank, whatever the nature of these accounts.
In all the above cases, with the exception of the death of the policyholder or the guarantor, the bank will have the right to claim a compensatory payment of 5% of the outstanding capital at the date of forfeiture of the term.

8. COLLECTING CHARGES
If the bank has to recover its loan by legal proceedings or other the borrower will have to make a compensatory payment of 5% of the outstanding amounts, plus the production expenses, entertainment expenses, and travelling expenses, including all costs and fees even non-taxable. This compensatory payment will also be owed if the bank has to produce any judiciary distribution especially in the event of the borrower’s reorganisation by a bankruptcy court.

9. EXERCISE OF RIGHTS
All the rights conferred on the borrower and on the bank by the present contract or by any other document delivered on execution or on the occasion of the present contract, also the rights which ensue from the law, shall be cumulative, and may be exercised at any time.
In the event that the borrower or the bank should chose not to exercise a right or to exercise it late shall never be considered as a renunciation of that right and the exercising of one right or its partial exercising of it will not prevent the borrower or the bank from exercising it again either in the future or to exercise all other rights.
If any of the stipulations in the present agreement or a part of the present agreement should turn out to be null in the eyes of a rule of law in force, or inapplicable to the borrower, it shall be considered to be unwritten but shall not render the present agreement void.

10. TRANSFER
The borrower may not yield or transfer the proceeds of the present terms and conditions without previous written agreement from the bank.
The bank will have the right to transfer the whole or part of its rights and obligations resulting from the agreement, to any transferee after notice to the borrower, without any additional expense to the borrower as a consequence of the transfer.

11. CHOICE OF RESIDENCE-APPLICABLE LAW-JURISDICTION

The parties to the present agreement elect residence at their respective addresses and head offices as mentioned at the start of the present agreement.
The present agreement is governed by French Law in its validity, interpretation and execution.
All litigation which the present agreement and all which will ensue from it or the consequences will be subject to the competent court in the jurisdiction of the “Cour d’appel de Rouen” (appeal court in Rouen) without changing the bank’s expressly recognised right to bring any legal action to any other competent court.

In witness where of 19 Avril 2006

in 2 copies.

The bank

Bon pour engagement à concurrence de la somme de 600 000 Euros (six cent mille Euros) en principal, plus tous intérêts, frais, commissions et accessoires

Jérôme Lebec            Directeur Général /s/ Jérôme Lebec

The borrower (1) (2)

(1)	Write the following statement by hand. “bon pour engagement à concurrence de la somme de... (in letters and figures) en principal, plus tous intérêts, frais, commissions et accessoires, “ affix the borrower’s stamp, signature, name and occupation of the signer.

(2)	For a business which is under creation, the same statement and signature of all the associates.